Exhibit 99.1

NEWS RELEASE
NABUFIT Global Inc.
626 East 1820 North
Orem, UT 84097 USA
July 6, 2016

NABUFIT Appoints New Chief Executive Officer

On July 6th 2016, NABUFIT Global Inc. (OTCQB: NBFT) ("NABUFIT" or the "Company") announced that Brian Palm Svaneeng Mertz was appointed as a member of the Board of Directors and its Chief Executive Officer. At the same time Ulrik Moll, who has been the Company's Chief Executive Officer since December 2015 ceased his services with NABUFIT. Mr. Mertz served as a director and as the Company's Chief Executive Officer from November 2014 through December 2015.

Mr. Mertz has over fifteen years of experience working with start-up enterprises where he has served on management teams, boards of directors and in executive level management positions. Mr. Mertz has specific experience in international negotiations, merger & acquisitions, public offerings, sales, business development and business-to-business marketing. Mr. Mertz served as Chief Operations Officer of the Nasdaq listed IT-security company EuroTrust from 2001 to 2004, where he worked with the company's largest shareholder, VeriSign (now Symantec). Mr. Mertz was the co-founder and Chief Executive Officer of Guava A/S, a Danish online marketing company listed on the Danish Stock Exchange during the period from 2004 to 2009 and Chief Executive Officer of the Norwegian listed entertainment company NIO Inc. (Now Gaming Innovation Group) during 2012 to 2014. Mr. Mertz is educated with a BA in Organization and Marketing from Niels Brock Business College in Copenhagen, Denmark.
Brian Mertz said: "I am pleased that I can bring expertise and opportunities to NABUfit for growth and expansion. NABUFIT has tremendous potential worldwide and I am excited to be a part of this start-up and to keep 100% focus on building the company and create shareholder value.

About NABUFIT Global Inc.

NABUFIT Global, Inc. (www.nabufitglobal.com) is a US public company (NBFT, OTCQB). NABUFIT Global ApS is a wholly owned subsidiary of NABUFIT Global, Inc. with headquarters in Denmark which is developing a state-of-the-art online fitness platform and a mobile app that connect to existing and future monitoring devices (wearables etc.).

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Contacts NABUFIT Global, Inc.:

Mads H. Frederiksen, Chairman  Bob Bench, CFO
+45 2834 0724                                                                                                                                +1 801-362-2115
                                                                                                                                                        bobbench@nabufit.com